Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-140661 and
333-128134

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 13, 2007

$600,000,000 First Mortgage Bonds
6.25% Series Due 2037

The bonds will bear interest at 6.25% per year and will mature on October 15, 2037. We will pay interest on the bonds on April 15 and October 15 of each year, beginning on April 15, 2008.

We may redeem some or all of the bonds at any time at the redemption prices discussed under the caption ‘‘Description of the Bonds—Optional Redemption.’’

We will not apply for listing of the bonds on any securities exchange or include them in any automated quotation system.

Investing in the bonds involves risks. See ‘‘Risk Factors’’ on page S-9 for information on certain matters you should consider before buying the bonds.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds, Before Expenses, to Us(1)
Per Bond	99.875%	0.875%	99.000%
Total	$599,250,000	$5,250,000	$594,000,000

(1)	Plus accrued interest, if any, from October 3, 2007.

The underwriters expect to deliver the bonds to purchasers through The Depository Trust Company on or about October 3, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers
RBS Greenwich Capital	JPMorgan	Lehman Brothers

The date of this prospectus supplement is September 28, 2007.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the bonds we are offering and certain other matters relating to us and our financial condition. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the bonds we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the bonds in the prospectus supplement differs from the description in the base prospectus, the description in the prospectus supplement supersedes the description in the base prospectus.

You should rely only on the information contained in this document or to which this document refers you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the ‘‘SEC’’). Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference rooms. We make available free of charge through our internet website at http://www.pacificorp.com our annual reports on Form 10-K, as updated by our quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to those reports filed or furnished in compliance with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the ‘‘Exchange Act’’), as soon as reasonably practicable after we electronically file with, or furnish to, the SEC. Any information available on or through our website is not part of this prospectus supplement, except to the extent it is expressly incorporated by reference herein as set forth under ‘‘Documents Incorporated by Reference’’ below.

You may also request a copy of our filings at no cost, by writing or telephoning us at the following:

PacifiCorp
825 NE Multnomah, Suite 1900
Portland, Oregon 97232-4116
Telephone: (503) 813-5000
Attention: Treasury

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with the SEC (File No. 001-05152) are incorporated by reference into this prospectus supplement:

•	Our Transition Report on Form 10-K for the transition period from April 1, 2006 to December 31, 2006 (the ‘‘Form 10-K’’).

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007 and June 30, 2007 (the ‘‘Forms 10-Q’’).

•	Our Current Reports on Form 8-K filed March 12, 2007, March 14, 2007, June 4, 2007, July 30, 2007, August 30, 2007 and August 31, 2007 (the ‘‘Forms 8-K’’).

Incorporation by reference means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. We also incorporate by reference any future filings made with the SEC prior to the consummation of this offering under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than those ‘‘furnished’’ pursuant to Item 2.02 or Item 7.01 or disclosures made in accordance with Regulation FD on Item 8.01 in any Current Report on Form 8-K or other information ‘‘furnished’’ to the SEC). Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent a statement contained herein, or in any other subsequently filed document also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus supplement except as so modified or superseded.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the additional information described under the heading ‘‘Documents Incorporated by Reference’’ may contain ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are ‘‘forward-looking statements’’ for purposes of these provisions. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters discussed in this prospectus supplement. This information, by its nature, involves estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ substantially from those expressed in the forward-looking statements found in this prospectus supplement and the documents incorporated by reference in this prospectus supplement.

Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control. We have identified a number of these factors in our filings with the SEC, including the Form 10-K, the Forms 10-Q and the Forms 8-K, which are incorporated by reference in this prospectus supplement, and we refer you to those reports for further information.

Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made. The forward-looking statements in this prospectus supplement and the documents incorporated by reference in this prospectus supplement are qualified in their entirety by the preceding cautionary statements.

PROSPECTUS SUPPLEMENT SUMMARY

In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires, the words ‘‘Company,’’ ‘‘we,’’ ‘‘our,’’ ‘‘us’’ and ‘‘PacifiCorp’’ refer to PacifiCorp, an Oregon corporation, and its subsidiaries. References to the ‘‘Mortgage’’ are to the Mortgage and Deed of Trust, dated as of January 9, 1989, as amended and supplemented, with The Bank of New York, as successor trustee.

The following summary contains basic information about PacifiCorp and this offering. It may not contain all the information that is important to you. The ‘‘Description of the Bonds’’ section of this prospectus supplement contains more detailed information regarding the terms and conditions of the bonds. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus supplement and by the documents incorporated by reference into this prospectus supplement.

ABOUT PACIFICORP

We are a regulated electric utility serving approximately 1.7 million residential, commercial, industrial and other customers in service territories aggregating approximately 136,000 square miles in portions of the states of Utah, Oregon, Wyoming, Washington, Idaho and California. The regulatory commission in each state approves rates for retail electric sales within that state. We also buy and sell electricity on the wholesale market with public and private utilities, energy marketing companies and incorporated municipalities. The Federal Energy Regulatory Commission (the ‘‘FERC’’) regulates our wholesale activities. We own, or have interests in, 70 thermal, hydroelectric and wind generating plants with a net plant capacity of 9,262 megawatts. The FERC and the six state regulatory commissions also have authority over the construction and operation of our electric generation facilities. We transmit electricity through approximately 15,600 miles of transmission lines.

We are an indirect subsidiary of MidAmerican Energy Holdings Company (‘‘MEHC’’). MEHC, a holding company based in Des Moines, Iowa owning subsidiaries that are principally engaged in energy businesses, is a consolidated subsidiary of Berkshire Hathaway Inc. (‘‘Berkshire Hathaway’’).

On March 1, 2006, MEHC and Berkshire Hathaway entered into an Equity Commitment Agreement pursuant to which Berkshire Hathaway has agreed to purchase up to $3.5 billion of common equity of MEHC upon any requests authorized from time to time by the Board of Directors of MEHC. The proceeds of any such equity contribution may only be used by MEHC for the purpose of (i) paying when due MEHC’s debt obligations and (ii) funding the general corporate purposes and capital requirements of MEHC’s regulated subsidiaries, which include us. Berkshire Hathaway will have up to 180 days to fund any such request. We have no right to make or to cause MEHC to make any equity contribution requests. The Berkshire Hathaway equity commitment will expire on February 28, 2011.

Our address and telephone number are: PacifiCorp, 825 NE Multnomah, Suite 2000, Portland, Oregon 97232-4116; telephone: (503) 813-5000.

For additional information about our business and affairs, including our capital requirements and external financing plans, pending legal and regulatory proceedings (including the status of industry restructuring in our service areas and its effect on us, and descriptions of those laws and regulations to which it is subject), prospective purchasers should refer to the documents incorporated by reference into this prospectus supplement, as described under the heading ‘‘Documents Incorporated by Reference.’’

THE OFFERING

Issuer	PacifiCorp.

Bonds Offered	$600,000,000 aggregate principal amount of 6.25% First Mortgage Bonds due 2037.

The bonds are a series of securities that will be issued under a twenty-first supplement to the Mortgage.

Ratings	The bonds are expected to be assigned ratings of A3 by Moody’s Investor Services, Inc., A− by Standard & Poor’s Ratings Group and A− by Fitch, Inc. However, the ratings are subject to change.

Maturity Date	October 15, 2037.

Interest Payment Dates	April 15 and October 15, commencing April 15, 2008.

Optional Redemption	We may redeem the bonds, at our option, in whole or in part, at any time, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the bonds to be redeemed; or

(2) the sum of the present values of the remaining scheduled payments of principal of and interest on the bonds to be redeemed discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the yield on equivalent Treasury securities plus 25 basis points, plus, for (1) or (2) above, whichever is applicable, accrued and unpaid interest, if any, on such bonds to the date of redemption. See ‘‘Description of the Bonds—Optional Redemption.’’

Sinking Fund	The bonds will not be subject to a mandatory sinking fund.

Ranking	The bonds will be secured by a first mortgage lien on certain utility property owned by us. The bonds will be equally and ratably secured with all other bonds issued under the Mortgage. The lien of the Mortgage is subject to certain exceptions. See ‘‘Description of the Bonds—Ranking and Security.’’

Covenants	The Mortgage contains a number of covenants by us for the benefit of the holders of the bonds, including provisions requiring us to maintain the mortgaged property as an operating system or systems capable of engaging in all or any of the generating, transmission, distribution or other utility businesses described in the Mortgage. See

‘‘Description of Additional Bonds—Certain Covenants’’ in the base prospectus.

Denominations	The bonds are available for purchase in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Use of Proceeds	We intend to use the net proceeds from the sale of the bonds for the repayment of short-term debt and for general corporate purposes. See ‘‘Use of Proceeds’’ in this prospectus supplement.

Trustee	The Bank of New York will be the trustee for the holders of the bonds. See ‘‘Description of Additional Bonds—The Mortgage Trustee’’ in the base prospectus.

RISK FACTORS

Investing in our bonds involves risk. Before purchasing the bonds, you should carefully consider the risk factors included in the base prospectus, our Form 10-K and our Forms 10-Q. You should also read and consider the other information contained in this prospectus supplement and the information incorporated by reference herein in order to evaluate an investment in our bonds. See ‘‘Forward-Looking Statements’’ and ‘‘Documents Incorporated by Reference’’ in this prospectus supplement. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a loss on your investment.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

We have derived the summary consolidated financial information presented below from our audited consolidated financial statements for the years ended March 31, 2006 and 2005, our audited consolidated financial statements for the nine-month transition period ended December 31, 2006 and our unaudited consolidated financial statements for the nine-month period ended December 31, 2005, the six-month period ended June 30, 2006, and the six-month period ended June 30, 2007. This summary consolidated financial information should be read together with, and is qualified in its entirety by reference to, our consolidated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the Form 10-K and the Forms 10-Q, incorporated by reference herein.

	Six Months Ended June 30,		Nine Months Ended December 31,		Year Ended March 31,
	2007	2006	2006	2005	2006	2005
	(Millions of dollars)
Income Statement Information:
Revenues	$2,053	$2,090	$2,924	$2,667	$3,897	$3,049
Income from operations	402	393	415	521	792	656
Net income	204	190	161	214	361	252
Other Information:
Net cash provided by operating activities	$461	$383	$431	$573	$895	$711
Net cash used in investing activities	(705)	(631)	(1,056)	(689)	(1,024)	(847)
Net cash provided by financing activities	241	157	564	80	50	276

	June 30, 2007	December 31,		March 31,
		2006	2005	2006	2005
Balance Sheet Information:
Total assets	$14,250	$13,852	$12,827	$12,731	$12,521
Total debt(1)	4,617	4,491	4,255	4,122	4,368
Total shareholders’ equity	4,797	4,426	3,805	4,052	3,377

(1)	Includes capital lease obligations, but excludes preferred stock subject to mandatory redemption.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the bonds for the repayment of a portion of our short-term debt and for general corporate purposes. At June 30, 2007, we had $30 million of commercial paper outstanding with a weighted-average maturity date of 10 days and a weighted-average interest rate of 5.4%. See ‘‘Capitalization’’ below.

CAPITALIZATION

The table below shows our capitalization on a consolidated basis as of June 30, 2007. The ‘‘As Adjusted’’ column will reflect our capitalization as of that date after giving effect to this offering of bonds and the use of the net proceeds from this offering. You should read this table along with the consolidated financial statements contained in the Form 10-K, as updated by the Forms 10-Q.

	As of June 30, 2007
	Actual		As Adjusted
	Amount	%	Amount	%
	(Millions of dollars)
Short-term debt	$30	0.3%	$—	0.0%
Long-term debt, currently maturing(1)	221	2.3	221	2.2
Long-term debt, net of current maturities(1)	4,366	46.4	4,966	49.7
	4,617	49.0	5,187	51.9
Preferred stock	41	0.4	41	0.4
	41	0.4	41	0.4
Total common equity	4,756	50.6	4,756	47.7
Total	$9,414	100.0%	$9,984	100.0%

(1)	Includes capital lease obligations.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Six Months Ended June 30, 2007	Nine Months Ended December 31, 2006	Years Ended March 31,
		2006	2005	2004	2003
2.8x	2.1x	2.9x	2.5x	2.4x	1.7x

For purposes of this ratio, fixed charges represent consolidated interest charges, an estimated amount representing the interest factor in rents and preferred dividends of wholly owned subsidiaries. Preferred dividends of wholly owned subsidiaries represent preferred dividends multiplied by the ratio which pre-tax income from continuing operations bears to income from continuing operations. Earnings represent the aggregate of (a) income from continuing operations, (b) taxes based on income from continuing operations, (c) minority interest in the income of majority-owned subsidiaries that have fixed charges, (d) fixed charges and (e) undistributed income of less than 50% owned affiliates without loan guarantees.

DESCRIPTION OF THE BONDS

The bonds will be issued pursuant to the twenty-first supplemental indenture to the Mortgage, to be dated October 1, 2007 (the ‘‘Supplemental Indenture’’). The terms of the bonds include those stated in the Mortgage, the Supplemental Indenture and those made part of the Mortgage by reference to the Trust Indenture Act of 1939, as amended.

Set forth below is a description of the specific terms of the bonds. The following description is not complete in every detail and is subject to, and is qualified in its entirety by reference to, the Mortgage and the Supplemental Indenture. Capitalized terms used in this ‘‘Description of the Bonds’’ section that are not defined in this prospectus supplement have the meanings given to them in the Mortgage or the Supplemental Indenture.

General

The bonds will be issued as a series of First Mortgage Bonds under the Mortgage and will initially be limited in aggregate principal amount to $600,000,000. The entire principal amount of the bonds will mature and become due and payable, together with any accrued and unpaid interest thereon, on October 15, 2037. The bonds are not subject to any sinking fund provision. The bonds are available for purchase in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Interest

Each Bond will bear interest at the rate of 6.25% per annum from the date of original issuance. Interest on the bonds will be payable semi-annually in arrears on April 15 and October 15 of each year (each, an ‘‘Interest Payment Date’’). The initial Interest Payment Date is April 15, 2008. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on the bonds is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day (and without any additional interest or other payment in respect of any delay), with the same force and effect as if made on such date.

So long as the bonds remain in book-entry only form, the record date for each Interest Payment Date will be the close of business on the business day before the applicable Interest Payment Date. If the bonds are not all in book-entry form, the record date for each Interest Payment Date will be the close of business on the first calendar day of the month in which the applicable Interest Payment Date occurs (whether or not a business day).

Ranking and Security

The bonds will be issued under the Mortgage and secured by a first mortgage lien on certain utility property owned from time to time by the Company. The lien of the Mortgage is subject to Excepted Encumbrances, including tax and construction liens, purchase money liens and certain other exceptions. The bonds will be equally and ratably secured with all other bonds issued under the Mortgage.

Further Issuances

The bonds will be limited initially to $600,000,000 in aggregate principal amount. We may, from time to time, without notice to or the consent of the registered holders of the bonds, create and issue further bonds equal in rank and having the same maturity, payment terms, redemption features, CUSIP numbers and other terms as the series of bonds offered by this prospectus supplement, except for the payment of interest accruing prior to the issue date of the further bonds and, under some circumstances, for the first payment of interest following the issue date of the further bonds. These further bonds may be consolidated and form a single series with the series of the bonds offered by this prospectus supplement.

Optional Redemption

The bonds are redeemable, in whole or in part, at any time, and at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of bonds then outstanding to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 25 basis points, as calculated by an Independent Investment Banker;

plus, in either of the above cases, accrued and unpaid interest thereon to the redemption date.

We will mail a notice of redemption at least 30 days before the redemption date to each holder of bonds to be redeemed. If we elect to partially redeem the bonds, the Trustee will select in a fair and appropriate manner the bonds to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the bonds or portions thereof called for redemption.

‘‘Adjusted Treasury Rate’’ means, with respect to any redemption date:

•	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated ‘‘H.15(519)’’ or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption ‘‘Treasury Constant Maturities,’’ for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

‘‘Comparable Treasury Issue’’ means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the bonds to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such bonds (‘‘Remaining Life’’).

‘‘Comparable Treasury Price’’ means, with respect to any redemption date, (1) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

‘‘Independent Investment Banker’’ means one of the Reference Treasury Dealers appointed by us and its successors, or if that firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

‘‘Reference Treasury Dealer’’ means:

•	each of Greenwich Capital Markets, Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc. and their respective successors; provided that, if one of these parties ceases to be a primary U.S. Government securities dealer in New York City (‘‘Primary Treasury Dealer’’), we will substitute another Primary Treasury Dealer; and

•	any other Primary Treasury Dealers selected by us.

‘‘Reference Treasury Dealer Quotations’’ means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

Upon issuance, the bonds will be represented by one or more fully registered global certificates. Each global certificate will be deposited with The Depository Trust Company (‘‘DTC’’) or its custodian and will be registered in the name of DTC or a nominee of DTC. DTC or its nominee will, therefore, be the only registered holder of the bonds. See ‘‘Book-Entry Issuance’’ in the accompanying base prospectus.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the ownership and disposition of the bonds assigned pursuant to this offering, and does not purport to be a complete analysis of all potential tax effects. This discussion does not address all the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as financial institutions, banks, partnerships and other pass-through entities, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, insurance companies, dealers in securities or currencies, traders in securities, U.S. Holders (defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the bonds as part of a ‘‘straddle,’’ ‘‘hedge,’’ ‘‘conversion transaction’’ or other integrated transaction. In addition, this discussion is limited to persons purchasing the bonds for cash pursuant to this prospectus supplement at the offering price on the cover page of this prospectus supplement. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with bonds held as ‘‘capital assets’’ within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’).

The discussion is based on the provisions of the Code, U.S. Treasury regulations issued thereunder, rulings and pronouncements of the IRS and judicial decisions, all as in effect as of the date of this prospectus supplement and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the bonds.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the bonds or that any such position would not be sustained.

To ensure compliance with Treasury Department Circular 230 (‘‘Circular 230’’), you are hereby notified that: (A) any discussion of U.S. federal tax issues in this prospectus supplement is not intended or written to be used, and cannot be used, by you for the purpose of avoiding penalties that may be imposed on you under the Code, (B) such discussion is included herein by us in connection with the promotion or marketing (within the meaning of Circular 230) of the transactions or matters addressed herein, and (C) you should seek advice based on your particular circumstances from an independent tax advisor.

Prospective investors also should consult their own tax advisors with regard to the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

For purposes of this discussion, the term ‘‘U.S. Holder’’ means a beneficial owner of the bonds that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state, including the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (a) a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions or (b) if the trust was in existence on August 20, 1996, and has elected to continue to be treated as a U.S. person.

A non-U.S. holder means a holder (other than a partnership or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) of the bonds that is not a U.S. holder for U.S. federal income tax purposes.

For U.S. federal income tax purposes, if a partnership (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of the bonds, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner of the bonds that is a partnership for U.S. federal income tax purposes, and the partners in such partnership, should consult their tax advisors about the U.S. federal income tax consequences relating to the ownership and disposition of the bonds.

U.S. Holders

The following discussion is a summary of the U.S. federal income tax consequences relevant to a beneficial owner of a bond that is a U.S. Holder.

Interest

A U.S. Holder generally must include stated interest on a bond as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

If we call the bonds for redemption (see ‘‘Description of the Bonds—Optional Redemption’’), we may be obligated to make ‘‘make-whole’’ payments on the bonds in excess of stated interest and principal. We believe, and the following discussion assumes, that the likelihood that we will be obligated to make these additional payments is remote. Remote contingencies are not taken into account unless and until they occur. Our determination that this contingency is remote is binding on U.S. Holders unless they disclose a contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. Assuming our determination is upheld, if we are required to make these additional payments, U.S. Holders would likely recognize additional interest income in accordance with their method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Bonds

A U.S. Holder will generally recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a bond equal to the difference between (i) the amount of cash and the fair market value of any property received upon the disposition (less any amount attributable to accrued but unpaid interest, which will be taxable as ordinary income unless previously taken into income) and (ii) the U.S. Holder’s adjusted tax basis in the bond. A U.S. Holder’s adjusted tax basis in a bond generally will be the U.S. Holder’s purchase price of the bond on the date of purchase. Gain or loss recognized generally will be a capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder held the bond for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower standard rates than those applicable to ordinary income. A U.S. Holder’s ability to deduct capital losses may be limited.

Non-U.S. Holders

The following discussion is a summary of the U.S. federal income tax consequences relevant to a beneficial owner of a bond that is a Non-U.S. Holder.

Interest

Interest paid to a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding, provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us directly or constructively through stock ownership;

•	the Non-U.S. Holder is not a bank receiving certain types of interest;

•	the interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

•	we, or our paying agent, receive appropriate documentation, generally a completed IRS Form W-8BEN, establishing that the Non-U.S. Holder is not a U.S. person within the meaning of the Code.

Interest that meets these requirements is referred to as ‘‘portfolio interest.’’

The interest on the bonds will be taxed at regular U.S. federal income tax rates and not be subject to U.S. withholding tax if: (i) the interest constitutes income that is effectively connected with the conduct by a Non-U.S. Holder of a United States trade or business, and (ii) if an income tax treaty applies, the interest is attributable to a United States permanent establishment of the Non-U.S. Holder under the terms of such treaty (‘‘United States trade or business income’’), provided, in each case, that a proper certification is provided. In addition, if the Non-U.S. Holder is a foreign corporation, such income may also be subject to the ‘‘branch profits tax’’ at a rate of 30% (or lower applicable treaty rate). Interest that neither qualifies as portfolio interest nor constitutes United States trade or business income will be subject to United States withholding tax at the rate of 30%, unless such rate is reduced or eliminated by an applicable tax treaty.

Sale or Other Taxable Disposition of the Bonds

Gain realized by a Non-U.S. Holder on the sale, redemption or other disposition of a bond generally will not be subject to U.S. federal income tax, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if a tax treaty applies, to a permanent establishment in the United States) or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied.

Gain recognized by a Non-U.S. Holder upon a sale, redemption or other disposition of a bond that is effectively connected with the conduct by the Non-U.S. Holder of a United States trade or business or, if an income tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder, generally will be subject to U.S. federal income tax in the same manner as if the bond were held by a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or lower applicable treaty rate).

Information Reporting and Backup Withholding

Payments of interest made by us on, or the proceeds of the sale or other disposition of, the bonds may be subject to information reporting and United States federal backup withholding tax, if the recipient of the payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s United States federal income tax, provided that the required information is furnished to the IRS.

PERSONS CONSIDERING THE PURCHASE OF THE BONDS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF BONDS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS OR ANY APPLICABLE TAX TREATY.

UNDERWRITING

We have entered into an underwriting agreement with the underwriters named below with respect to the bonds. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of bonds indicated in the following table:

Underwriters	Principal Amount of Bonds
Greenwich Capital Markets, Inc.	$200,000,000
J.P. Morgan Securities Inc.	200,000,000
Lehman Brothers Inc.	200,000,000
Total	$600,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the bonds included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the bonds if they purchase any of the bonds.

The underwriters propose to offer some of the bonds directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the bonds to dealers at the public offering price. After the initial offering of the bonds to the public, the underwriters may change the public offering price and other selling terms.

The bonds are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading market for the bonds.

In connection with this offering, the underwriters may purchase and sell the bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the bonds while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because another underwriter has repurchased bonds sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the bonds. As a result, the price of the bonds may be higher than the price that otherwise would exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our total offering expenses, not including the underwriting discount, will be approximately $750,000. The underwriters have agreed to reimburse us for a portion of our offering expenses.

The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us or our affiliates in the ordinary course of their business.

We have agreed to indemnify each of the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of those liabilities.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a ‘‘Relevant Member State’’), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the ‘‘Relevant Implementation Date’’) it has not made and will not make an offer of bonds to the public in that Relevant Member State prior to the publication of a prospectus in relation to the bonds which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of bonds to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an ‘‘offer of bonds to the public’’ in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe the bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression ‘‘Prospectus Directive’’ means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated (and will only communicate or cause to be communicated) an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services & Market Act (the ‘‘FSMA’’)) received by it in connection with the issue or sale of the bonds in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

The bonds may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to ‘‘professional investors’’ within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a ‘‘prospectus’’ within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the bonds may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to ‘‘professional investors’’ within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The bonds have not been and will not be registered under the Securities and Exchange Law of Japan (the ‘‘Securities and Exchange Law’’) and each underwriter has agreed that it will not offer or sell any bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the bonds may not be circulated or distributed, nor may the bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the ‘‘SFA’’), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the bonds are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the bonds under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

Certain legal matters with respect to the bonds we are offering will be passed upon for us by Mark C. Moench, General Counsel of PacifiCorp, and by Perkins Coie LLP, Portland, Oregon. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York. Latham & Watkins LLP from time to time represents us and certain of our affiliates.

EXPERTS

The consolidated financial statements as of December 31, 2006 and for the nine-month period then ended, incorporated in this prospectus supplement by reference from our Transition Report on Form 10-K for the transition period from April 1, 2006 to December 31, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R)), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2007 and June 30, 2007, which is incorporated herein by reference, Deloitte & Touche LLP, an independent public accounting firm, has applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Forms 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for its reports on the unaudited interim financial information because those reports are not ‘‘reports’’ or a ‘‘part’’ of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

The consolidated financial statements as of March 31, 2006 and for each of the two years in the period ended March 31, 2006 incorporated in this prospectus by reference to the Transition Report on Form 10-K for the transition period from April 1, 2006 to December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

$1,500,000,000

PACIFICORP

FIRST MORTGAGE BONDS
UNSECURED DEBT SECURITIES

PacifiCorp, an Oregon corporation, may from time to time offer:

•	First Mortgage Bonds (‘‘Additional Bonds’’); and

•	unsecured debt securities, including subordinated debt securities (‘‘Unsecured Debt Securities’’);

all at prices and on terms to be determined at the time of sale. We may issue Additional Bonds and Unsecured Debt Securities (collectively, the ‘‘Securities’’) in one or more issuances or series and the aggregate initial offering price thereof will not exceed $1,500,000,000.

We will provide specific terms of the Securities, including, as applicable, the amount offered, offering prices, interest rates, dividend rates, maturities and redemption or repurchase provisions, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

The Securities may be sold directly by us, through agents designated from time to time or through underwriters or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The ‘‘Plan of Distribution’’ section in this prospectus provides more information on this topic.

Investing in our Securities involves risks. See the ‘‘Risk Factors’’ section beginning on page 2 of this prospectus for information on certain matters you should consider before buying our Securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus may not be used to consummate sales of Securities unless accompanied by a prospectus supplement relating to the Securities offered.

The date of this prospectus is February 13, 2007.

We have not authorized anyone to give you any information other than this prospectus and any supplements to this prospectus. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference in this prospectus is accurate as of any date other than the date mentioned on the cover page of those documents. We are not offering to sell the Securities and we are not soliciting offers to buy the Securities in any jurisdiction in which offers are not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that PacifiCorp filed with the Securities and Exchange Commission (the ‘‘SEC’’) using the ‘‘shelf’’ registration process. Under this shelf registration process, we may from time to time sell the Securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000. This prospectus provides a general description of the Securities. Each time we sell Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include or incorporate by reference a detailed and current discussion of any risk factors and will discuss any special considerations applicable to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under ‘‘Where You Can Find More Information.’’  If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information contained in that prospectus supplement.

Unless otherwise indicated or unless the context otherwise requires, in this prospectus, the words ‘‘PacifiCorp,’’ ‘‘Company,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ refer to PacifiCorp, an Oregon corporation, and its subsidiaries.

For more detailed information about the Securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement. See ‘‘Where You Can Find More Information.’’

RISK FACTORS

Investing in our Securities involves risk. Before purchasing any Securities we offer, you should carefully consider the following risk factors as well as the other information contained in this prospectus, any prospectus supplement and the information incorporated by reference herein in order to evaluate an investment in our Securities. See ‘‘Forward-Looking Statements’’ and ‘‘Where You Can Find More Information’’ in this prospectus. Additional risks and uncertainties that are not yet identified or that we believe are immaterial may also materially harm our business, operating results and financial condition and could result in a loss on your investment.

 Risks Related to Our Business

We are subject to extensive regulations that affect our operations and costs. These regulations are complex, dynamic and subject to legislative developments.

We conduct our business in conformance with a multitude of comprehensive federal, state and local laws and regulations, all of which significantly influence our operating environment, the prices we are allowed to charge customers, our capital structure, our costs and our ability to recover costs from customers. Failure to comply with these laws or regulations can also result in material financial penalties and limitations on the types of electricity services we can offer to customers. The agencies regulating us include the Federal Energy Regulations Commission (‘‘FERC’’), the Environmental Protection Agency and the public utility commissions in Utah, Oregon, Wyoming, Washington, Idaho and California.

Changes in regulations or the imposition of additional regulations by any of these regulatory entities, as well as new legislation, could have a material adverse impact on our financial results. For example, such changes could result in increased retail competition in our service territory, changes to the hydroelectric relicensing process under the Federal Power Act, mandatory investments in renewable or lower-emission generation, the acquisition by a municipality or other quasi-governmental body of our distribution facilities (by negotiation, legislation or condemnation or by a vote in favor of a Public Utility District under Oregon law), or a negative impact on our current cost recovery arrangements, including income tax recovery.

Further, several of our hydroelectric projects whose operating licenses have expired or will expire in the next several years are in some stage of the FERC relicensing process. Hydroelectric relicensing is a political and public regulatory process involving sensitive resource issues and uncertainties. We cannot predict with certainty the requirements that may be imposed as a result of relicensing, the economic impact of those requirements, whether new licenses will ultimately be issued or whether we will be willing to meet the relicensing requirements to continue operating our hydroelectric projects. Loss of hydroelectric resources or additional commitments arising from relicensing could adversely affect our financial results.

The Energy Policy Act of 2005 impacts many segments of the energy industry. In implementing the law, the FERC has issued and will continue to issue new regulations and regulatory decisions addressing electric system reliability, electric transmission expansion and pricing, utility holding companies and enforcement authority. The full impact of the FERC’s implementation of the Energy Policy Act of 2005 remains uncertain; however, the FERC has recently exercised its enforcement authority by imposing significant civil penalties on us and other companies for violations of its rules and regulations.

In addition, as a result of past events affecting electric reliability, the Energy Policy Act of 2005 requires federal agencies, working together with non-governmental organizations charged with electric reliability responsibilities, to adopt and implement measures designed to ensure the reliability of electric transmission and distribution systems. The implementation of such measures could result in the imposition of more comprehensive or stringent requirements on us or other industry participants, which would result in increased compliance costs and could adversely affect our financial results.

Recovery of our costs is subject to regulatory review and approval, and the inability to recover costs may adversely affect our financial results.

We are subject to the jurisdiction of federal and state regulatory authorities. The FERC administers the Federal Power Act and establishes tariffs under which we provide transmission service to the wholesale market and the retail market (in states allowing retail competition). The FERC also establishes both cost-based and market-based tariffs under which we sell wholesale electricity and has licensing authority over most of our hydroelectric generation facilities. In addition, the utility regulatory commissions in each state served by us independently determine the rates we may charge our retail customers in those states.

Each state’s rate-setting process is based upon the state utility commission’s acceptance of an allocated share of our total utility costs for our entire retail service territory. When different states adopt different methods to address this cost allocation issue, some costs may not be incorporated into rates in any state. Rate-making is also generally done on the basis of estimates of normalized costs, so if in a specific year realized costs are higher than normal, rates will not be sufficient to cover those costs. Each state utility commission generally sets rates based on a test year established according to that commission’s policies. Certain states use a future test year and allow for escalation of historical costs, while other states use a historical test year. Use of a historical test year may cause regulatory lag, which results in us incurring costs, including significant new investments, for which recovery through rates is delayed. In addition, each state commission decides the percentage return a utility will be permitted to earn on its equity. Each commission also decides what level of expense and investment is necessary, reasonable and prudent in providing service and may disallow and deny recovery in rates for any costs that do not meet this standard. For these reasons, as well as others, including changes in regulations or legislative developments, the rates authorized by the state regulators may not be sufficient to cover costs incurred to provide electrical services in any given period.

Also, in Utah, Washington and Idaho, we do not have an ability to pass through energy cost increases in our rates without seeking a general rate increase, so any significant increase in the cost of fuel used for generation or the cost of purchased electricity could have a negative impact on our financial results, despite our efforts to minimize this impact through the use of hedging instruments.

We are engaged in several large construction or expansion projects, the completion and expected cost of which is subject to significant risk, and we have significant funding needs related to our planned capital expenditures.

We are engaged in several large construction or expansion projects, including construction of a new gas-fired generating facility, the Lake Side Power Plant in Utah, construction and development of multiple wind generating plants and various capital projects related to generation, transmission and distribution. In addition, in connection with our acquisition by MidAmerican Energy Holdings Company (‘‘MEHC’’) in early 2006, MEHC and we have committed to undertake several other capital expenditure projects, principally relating to environmental controls, transmission and distribution, renewable generation and other facilities. Including these investments, we expect to incur substantial construction, expansion and other capital-related costs over the next several years.

The completion of any or all of our pending, proposed or future construction or expansion projects is subject to substantial risk. Fluctuations in the price and availability of commodities, manufactured goods, equipment, labor and other items over a multi-year construction period can result in higher than expected costs to complete an asset and place it into service. Such costs may not be recoverable in the rates we are able to charge our customers. The inability to successfully and timely complete a project, avoid unexpected costs or to recover any excess costs may materially affect the ability to recover our investment in that project.

Furthermore, we depend upon both internal and external sources of liquidity to provide working capital and to fund capital requirements. If these funds are not available and MEHC does not elect to provide any needed funding to us, we may need to postpone or cancel planned capital expenditures. Failure to construct these projects could materially increase operating costs, limit opportunities for revenue growth and adversely affect the reliability of electric service to our customers. For example, if we are not able to expand our existing generating facilities, we may be required to enter into bilateral long-term electricity procurement contracts or procure electricity at more volatile and potentially higher prices in the spot markets to support growing retail loads. These contracts would result in additional counterparty performance risk, which is described further below.

We are subject to environmental, health, safety and other laws and regulations that may adversely impact us.

We are subject to a number of environmental, health, safety and other laws and regulations affecting many aspects of our present and future operations, including air emissions, water quality, endangered species, wastewater discharges, solid wastes, hazardous substances and safety matters. We may incur substantial costs and liabilities in connection with our operations as a result of these laws and regulations. In particular, the cost of future compliance with federal, state and local clean air laws, such as those that relate to addressing regional haze issues and those that require certain generators, including some of our electric generating facilities, to limit emissions of nitrogen oxide, sulfur dioxide, carbon dioxide, mercury and other potential pollutants or emissions, may require us to make significant capital and operating expenditures that may not be recoverable through future rates. In addition, these costs and liabilities may include those relating to claims for damages to property and persons resulting from our operations. Regulatory changes, including new interpretations of existing laws and regulations, imposing increased compliance costs or additional operating restrictions on us, could adversely affect our financial results.

Furthermore, regulatory compliance for existing facilities and the construction of new facilities is a costly and time-consuming process, and intricate and rapidly changing environmental regulations may require major expenditures for permitting and create the risk of expensive delays or material impairment of value if projects cannot function as planned due to changing regulatory requirements or local opposition.

In addition to operational standards, environmental laws also impose obligations to remediate contaminated properties or to pay for the cost of such remediation, often upon parties that did not actually cause the contamination. Accordingly, we may become liable, either contractually or by operation of law, for remediation costs even if the contaminated property is not presently owned or operated by us, or if the contamination was caused by third parties during or prior to our ownership or operation of the property. Given the nature of the past industrial operations conducted by us and others at our properties, all potential instances of soil or groundwater contamination may not have been identified, even for those properties where an environmental site assessment or other investigation has been conducted. Although we have accrued reserves for our known remediation liabilities, future events, such as changes in existing laws or policies or their enforcement, or the discovery of currently unknown contamination, may give rise to additional remediation liabilities which may be material. Any failure to recover increased environmental, health or safety costs incurred by us could adversely affect our financial results.

We are subject to market risk, counterparty performance risk and other risks associated with wholesale energy markets.

In general, market risk is the risk of adverse fluctuations in the market price of wholesale electricity and fuel, including natural gas and coal. These fluctuations may be compounded by energy volume changes affecting the availability of or demand for electricity and fuel. We purchase electricity and fuel in the open market or pursuant to short-term or variable-priced contracts as part of our normal operating business. If market prices rise, especially in a time when we require larger than expected volumes that must be purchased at market or short-term prices, we may have significantly greater costs than anticipated. In addition, we may not be able to timely recover all, if any, of those increased costs through rate-making, due to retroactive rate-making prohibitions, unless deferred accounting or power cost recovery mechanisms have been previously authorized. Likewise, if electricity market prices decline in a period when we are a net seller of electricity in the wholesale market, we will earn less revenue, possibly to the extent of not recovering the cost of generating the electricity. Wholesale electricity prices are influenced primarily by factors throughout the western United States relating to supply and demand. Those factors include the adequacy of generating capacity, scheduled and unscheduled outages of generating facilities, hydroelectric generation levels, prices and availability of fuel sources for generation, disruptions or constraints to transmission facilities, weather conditions, economic growth, and changes in technology. Energy volume changes generally are caused by unanticipated changes in generation availability and changes in customer demand for power due to the weather, the economy and customer behavior. Although we plan for resources to meet our current and expected power delivery obligations, we are a net buyer of electricity during peak periods and therefore our energy costs may be adversely impacted by market risk.

We are also exposed to risks related to performance of contractual obligations by our wholesale suppliers and customers. We rely on suppliers to deliver commodities, primarily natural gas, coal and electricity, in accordance with short- and long-term contracts. Failure or delay by suppliers to provide these commodities pursuant to existing contracts could disrupt our ability to deliver electricity and require us to incur additional expenses to meet customer needs. In addition, as these contractual agreements end, we may not be able to continue to purchase the commodities on terms equivalent to the terms of current contracts.

We rely on wholesale customers to take delivery of the energy they have committed to purchase and to pay for the energy on a timely basis. Failure of customers to take delivery may require us to find other customers to take the energy at lower prices than the original customers committed to pay. At certain times of year, prices paid by us for energy needed to satisfy our customers’ demand for energy may exceed the amounts we receive through rates from these customers. If the strategy we use to economically hedge the exposure to these risks is ineffective, we could incur significant losses.

Weather conditions can adversely affect our financial results.

Although our service territory has historically experienced complementary seasonal customer power demand patterns as a result of the geographically diverse area of our operations, weather conditions can significantly affect operating results. For residential customers, within a given year, weather conditions are the dominant cause of usage variations from normal seasonal patterns. For example, in periods of unusually hot summer weather, residential customers tend to use significantly greater amounts of electricity to run air conditioners, which may substantially increase summer peak energy demand. Changes in weather conditions and other natural events also impact customer behavior and energy demand. Additionally, a portion of our supply of electricity comes from hydroelectric projects that are dependent upon rainfall and snowpack. During or following periods of low rainfall or snowpack, we may obtain substantially less electricity from hydroelectric projects and must purchase greater amounts of electricity from the wholesale market or from other sources at market prices. Accordingly, variations in weather conditions can adversely affect our financial results through lower revenues and increased energy costs.

We are subject to certain operating uncertainties that may adversely affect our financial results.

The operation of complex electric utility systems (including transmission and distribution) and power generating facilities that are spread over a large geographic area involves many risks associated with operating uncertainties and events beyond our control. These potential events include the breakdown or failure of power generation equipment, transmission and distribution lines or other equipment or processes, unscheduled plant outages, work stoppages, transmission and distribution system constraints or outages, fuel shortages or interruptions, performance below expected levels of output, capacity or efficiency, the effects of changing government regulation, operator error and catastrophic events such as severe storms, fires, earthquakes, explosions or mining accidents. A casualty occurrence might result in injury or loss of life, extensive property damage or environmental damage. Further, current and future insurance coverage may not be sufficient to replace lost revenues or cover repair and replacement costs. Any of these risks could significantly reduce our revenues or significantly increase our expenses, thereby adversely affecting results of operations. For example, if we cannot operate generation facilities at full capacity due to damage caused by a catastrophic event, our revenues could decrease due to decreased wholesale sales and our expenses could increase due to the need to obtain energy from more expensive sources. Any reduction of revenues or increase in expenses resulting from the risks described above could adversely affect our financial results.

Acts of sabotage and terrorism aimed at our facilities, the facilities of our fuel suppliers or customers, or at regional transmission facilities could adversely affect our business.

Since the September 11, 2001 terrorist attacks, the United States government has issued warnings that energy assets, specifically the nation’s pipeline and electric utility infrastructure, may be the future targets of terrorist organizations. These developments have subjected our operations to increased risks. Damage to our assets, the assets of our fuel suppliers or customers, or to regional transmission facilities inflicted by terrorist groups or saboteurs could result in a significant decrease in revenues and significant repair costs, force us to increase security measures, cause changes in the insurance markets and cause disruptions of fuel supplies, energy consumption and markets, particularly with respect to natural gas and electricity. Any of these consequences of acts of terrorism could materially affect our financial results. Instability in the financial markets as a result of terrorism or war could also materially adversely affect our ability to raise capital.

Poor performance of plan investments and other factors impacting pension and postretirement benefits plan costs could unfavorably impact our cash flows and liquidity.

Costs of providing our non-contributory defined benefit pension and postretirement benefits plans depend upon a number of factors, including the level and nature of benefits provided, the rates of return on plan assets, discount rates, the interest rates used to measure required minimum funding levels, changes in laws and government regulation and our required or voluntary contributions made to the plans. Our pension and postretirement benefits plans are in underfunded positions, and without sustained growth in the investments over time to increase the value of the plans’ assets, we will be required to make significant cash contributions to fund the plans. Furthermore, the recently enacted Pension Protection Act of 2006 may require us to accelerate contributions to our pension plan for periods after 2007 and may result in more volatility in the amount and timing of future contributions. Such cash funding obligations, which are also impacted by the other factors described above, could have a material impact on our liquidity by reducing our cash flows.

A downgrade in our credit ratings could negatively affect our ability to access capital, cost of borrowing and energy transaction credit support requirements.

Changes in our financial performance, capital structure, regulatory environment and other factors could result in a credit ratings downgrade by the principal ratings agencies that evaluate our creditworthiness, debt securities and preferred stock. Although we have no ratings-downgrade triggers that would accelerate the maturity of our outstanding debt, a downgrade in our credit ratings could directly increase the interest rates and commitment fees on our revolving credit agreement and certain other financing arrangements. A ratings downgrade also may reduce the accessibility and increase the cost of our commercial paper program, our principal source of short-term borrowing, and may result in the requirement that we post collateral under certain of our energy purchase and other agreements. In addition, a credit ratings downgrade could allow counterparties in the wholesale energy markets to require us to post a letter of credit or other collateral, make cash prepayments, obtain a guarantee agreement or provide other mutually agreeable security. The consequences of a credit ratings downgrade could adversely affect our financial results through increased borrowing and operating costs.

We have a substantial amount of debt, which could adversely affect our ability to obtain future financing and limit our expenditures.

As of December 31, 2006, we had $4.4 billion in total debt securities outstanding. Our principal financing agreements contain restrictive covenants that limit our ability to borrow funds, and any issuance of debt securities requires prior authorization from multiple state regulatory commissions. We expect that we will need to supplement cash generated from operations and availability under committed credit facilities with new issuances of long-term debt. However, if market conditions are not favorable for the issuance of long-term debt, or if an issuance of long-term debt would exceed contractual or regulatory limits, we may postpone planned capital expenditures, or take other actions, to the extent those expenditures are not fully covered by cash from operations, borrowings under committed credit facilities or equity contributions from MEHC.

MEHC may exercise its significant influence over us in a manner that would benefit MEHC to the detriment of our creditors and preferred stockholders.

MEHC, through its subsidiary, owns all of our common stock and therefore has significant influence over our business and any matters submitted for shareholder approval. In circumstances involving a conflict of interest between MEHC and our creditors and preferred stockholders, MEHC could exercise its influence in a manner that would benefit MEHC to the detriment of our creditors and preferred stockholders.

 Risks Related to Our Securities

We have not appraised the collateral subject to the mortgage securing our Additional Bonds (‘‘Mortgage’’) and, if there is a default or a foreclosure sale, the value of the collateral may not be sufficient to repay the holders of any Additional Bonds.

We have not made any formal appraisal of the value of the collateral subject to the Mortgage, which will secure any Additional Bonds. The value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers, the timing of the sale of the collateral and other factors. Although we believe the value of the collateral substantially exceeds the indebtedness under the Additional Bonds and the other first mortgage bonds issued under our Mortgage, we cannot assure you that the proceeds from a sale of all of the collateral would be sufficient to satisfy the amounts outstanding under the Additional Bonds and our other first mortgage bonds secured by the same collateral or that such payments would be made in a timely manner. If the proceeds were not sufficient to repay amounts outstanding under the Additional Bonds, then holders of the Additional Bonds, to the extent not repaid from the proceeds of the sale of the collateral, would only have an unsecured claim against our remaining assets.

Holders of our Unsecured Debt Securities would have a claim that is junior with respect to the assets securing our Additional Bonds and any other secured debt issued by us.

The first mortgage bonds (including Additional Bonds) that we issue under our Mortgage are secured by a first priority lien on specific utility property owned from time to time by us. See ‘‘Description of Additional Bonds—Security and Priority.’’ Unsecured Debt Securities will not have the benefit of the lien of our Mortgage, and payment to holders of our Unsecured Debt Securities will therefore be effectively subordinated to the payment of all of our outstanding first mortgage bonds from our properties that are subject to the lien of the Mortgage.

There is no existing market for the Securities, and we cannot assure you that an active trading market for the Securities will develop.

We do not intend to apply for listing of the Securities on any securities exchange or automated quotation system. There can be no assurance as to the liquidity of any market that may develop for the Securities. Accordingly, the ability of holders to sell the Securities that they hold or the price at which holders will be able to sell the Securities may be limited. Future trading prices of the Securities will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

We do not know whether an active trading market will develop for the Securities. To the extent that an active trading market does develop, the price at which a holder may be able to sell the Securities that it holds, if at all, may be less than the price paid for them. Consequently, a holder may not be able to liquidate its investment readily, and the Securities may not be readily accepted as collateral for loans.

FORWARD-LOOKING STATEMENTS

This prospectus contains statements that do not directly or exclusively relate to historical facts. These statements are ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as ‘‘may,’’ ‘‘will,’’ ‘‘could,’’ ‘‘project,’’ ‘‘believe,’’ ‘‘anticipate,’’ ‘‘expect,’’ ‘‘estimate,’’ ‘‘continue,’’ ‘‘potential,’’ ‘‘plan,’’ ‘‘forecast,’’ ‘‘intend’’ and similar terms. These statements are based upon our current intentions, assumptions, expectations and beliefs and are subject to risks, uncertainties and other important factors. Many of these factors are outside our control and could cause actual results to differ materially from those expressed or implied by our forward-looking statements.

We have identified a number of these factors in our filings with the SEC, including our Annual Report on Form 10-K that is incorporated by reference in this prospectus, and we refer you to those reports for further information.

The following are among the factors, in addition to those set forth above under ‘‘Risk Factors’’ that could cause actual results to differ materially from the forward-looking statements:

•	The outcome of general rate cases and other proceedings conducted by regulatory commissions or other governmental and legal bodies, including any of our related commitments or restrictions on our future activities;

•	Changes in prices and availability for both purchases and sales of wholesale electricity and purchases of coal, natural gas and other fuel sources that could have a significant impact on generation capacity and energy costs;

•	Changes in legislation or regulatory requirements, including limits on the ability of public utilities to recover income tax expense in rates such as Oregon Senate Bill 408 and related rules;

•	Changes in economic, industry or weather conditions, as well as demographic trends, that could affect customer growth and electricity usage or supply;

•	A high degree of variance between actual and forecasted load and prices that could impact the hedging strategy and costs to balance electricity load and supply;

•	Hydroelectric conditions, as well as the cost, feasibility and eventual outcome of hydroelectric facility relicensing proceedings, that could have a significant impact on electric capacity and cost and on our ability to generate electricity from this renewable resource;

•	Performance of our generation facilities, including unscheduled outages or repairs;

•	Changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies that could increase operating and capital improvement costs, reduce plant output and/or delay plant construction;

•	Changes resulting from MEHC ownership;

•	The impact of new accounting pronouncements or changes in current accounting estimates and assumptions on financial position and results of operations;

•	The impact of increases in healthcare costs, changes in interest rates, morbidity and investment performance on pension and other postretirement benefits expense, as well as the impact of changes in legislation on funding requirements;

•	Availability, terms and deployment of capital;

•	Financial condition and creditworthiness of significant customers and suppliers;

•	The impact of derivative instruments used to mitigate or manage interest rate risk and volume and price risk and changes in the commodity prices, interest rates and other conditions that affect that value of the derivatives;

•	Changes in our credit ratings;

•	Timely and appropriate completion of our resource procurement process; unanticipated construction delays, changes in costs, receipt of required permits and authorizations, ability to fund capital projects and other factors that could affect future generation plants and infrastructure additions;

•	Other risks or unforeseen events, including wars, the effects of terrorism, embargoes and other catastrophic events; and

•	Other business or investment considerations that may be disclosed from time to time in filings with the SEC or in other publicly disseminated written documents.

Further details of the potential risks and uncertainties affecting us are described in the ‘‘Risk Factors’’ section of this prospectus and in the ‘‘Risk Factors’’ section of our Form 10-K incorporated by reference herein. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exclusive.

THE COMPANY

We are a regulated electricity company serving approximately 1.7 million retail customers in service territories aggregating approximately 136,000 square miles in portions of the states of Utah, Oregon, Wyoming, Washington, Idaho and California. The regulatory commission in each state approves rates for retail electric sales within that state. We also sell electricity on the wholesale market to public and private utilities, energy marketing companies and incorporated municipalities. The FERC regulates our wholesale activities. We own, or have interests in, 69 thermal, hydroelectric and wind generating plants with a net plant capacity of 8,588.1 MW. The FERC and the six state regulatory commissions also have authority over the construction and operation of our electric generation facilities. We transmit electricity through approximately 15,600 miles of transmission lines.

We are an indirect subsidiary of MidAmerican Energy Holdings Company (‘‘MEHC’’). MEHC, a global energy company based in Des Moines, Iowa, is a majority-owned subsidiary of Berkshire Hathaway Inc.

Our address and telephone number are: PacifiCorp, 825 NE Multnomah, Suite 2000, Portland, Oregon 97232-4116; (503) 813-5000.

For additional information concerning our business and affairs, including our capital requirements and external financing plans, pending legal and regulatory proceedings, including the status of industry restructuring in our service areas and its effect on us, and descriptions of those laws and regulations to which we are subject, prospective purchasers should refer to the documents incorporated by reference into this prospectus, as described in the section entitled, ‘‘Where You Can Find More Information’’ and the documents incorporated by reference therein.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Years Ended March 31,
2006	2005	2004	2003	2002
2.9x	2.5x	2.4x	1.7x	2.7x

Six Months Ended September 30,
2006	2005
2.0x	2.0x

For purposes of this ratio, fixed charges represent consolidated interest charges, an estimated amount representing the interest factor in rents and preferred dividends of wholly-owned subsidiaries. Preferred dividends of wholly-owned subsidiaries represents preferred dividends multiplied by the ratio which pre-tax income from continuing operations bears to income from continuing operations. Earnings represent the aggregate of (a) income from continuing operations, (b) taxes based on income from continuing operations, (c) minority interest in the income of majority-owned subsidiaries that have fixed charges, (d) fixed charges and (e) undistributed income of less than 50% owned affiliates without loan guarantees.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement filed with the SEC. The registration statement contains additional information and exhibits not included in this prospectus and refers to documents that are filed as exhibits to other SEC filings. We file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference rooms. Our SEC filings are also available through the Investor Information section of our website at www.pacificorp.com. The information found on our website, other than any of our SEC filings that are incorporated by reference herein, is not part of this prospectus.

The SEC allows us to ‘‘incorporate by reference’’ the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until all of the securities covered by this prospectus have been sold:

•	Annual Report on Form 10-K for the year ended March 31, 2006.

•	Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006.

•	Current Reports on Form 8-K filed May 11, 2006, June 5, 2006, August 14, 2006, August 21, 2006, August 25, 2006, November 22, 2006 and December 22, 2006.

You may request a copy of these filings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein), at no cost, by writing or telephoning us at the following address:

PacifiCorp
825 NE Multnomah, Suite 1900
Portland, Oregon 97232-4116
Telephone: (503) 813-5000
Attention: Treasury

You should rely only on the information contained in, or incorporated by reference in, this prospectus and the prospectus supplement. We have not, and any underwriters, agents or dealers have not, authorized anyone else to provide you with different information. We are not, and any underwriters, agents or dealers are not, making an offer of these Securities in any state where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the prospectus supplement is accurate as of any date other than the date on the front of the prospectus supplement or that the information incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds to be received by us from the issuance and sale of the Securities will initially become part of our general funds and will be used to repay all or a portion of our short-term borrowings outstanding at the time of issuance of the Securities or may be applied to utility asset purchases, capital expenditures or other corporate purposes, including the refunding of long-term debt.

DESCRIPTION OF ADDITIONAL BONDS

General

Additional Bonds may be issued from time to time under our Mortgage and Deed of Trust, dated as of January 9, 1989, as amended and supplemented (the ‘‘Mortgage’’), with The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.) (the ‘‘Mortgage Trustee’’). The following summary is subject to the provisions of and is qualified by reference to the Mortgage, a copy of which is an exhibit to the Registration Statement. Whenever particular provisions or defined terms in the Mortgage are referred to herein, those provisions or defined terms are incorporated by reference herein. Section and Article references used below are references to provisions of the Mortgage unless otherwise noted. When we refer to ‘‘bonds,’’ we refer to all first mortgage bonds issued under the Mortgage, including the Additional Bonds.

We expect to issue Additional Bonds in the form of fully registered bonds and, except as may be set forth in any prospectus supplement relating to those Additional Bonds, in denominations of $1,000 and any multiple thereof. They may be transferred without charge, other than for applicable taxes or other governmental charges, at the offices of the Mortgage Trustee, New York, New York. Any Additional Bonds issued will be equally and ratably secured with all other bonds issued under the Mortgage. See ‘‘Book-Entry Issuance.’’

Maturity and Interest Payments

Reference is made to the prospectus supplement relating to any Additional Bonds for the date or dates on which those Additional Bonds will mature, the rate or rates per annum at which those Additional Bonds will bear interest and the times at which any interest will be payable. These terms and conditions, as well as the terms and conditions relating to redemption and purchase referred to under ‘‘—Redemption or Purchase of Additional Bonds’’ below, will be as established in or pursuant to resolutions of our Board of Directors at the time of issuance of the Additional Bonds.

Redemption or Purchase of Additional Bonds

The Additional Bonds may be redeemable, in whole or in part, on not less than 30 days’ notice either at our option or as required by the Mortgage or may be subject to repurchase at the option of the holder.

Reference is made to the prospectus supplement relating to any Additional Bonds for the redemption or repurchase terms and other specific terms of those Additional Bonds.

If, at the time notice of redemption is given, the redemption moneys are not held by the Mortgage Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and that notice shall be of no effect unless those moneys are so received.

While the Mortgage, as described below, contains provisions for the maintenance of the Mortgaged and Pledged Property, the Mortgage does not permit redemption of bonds pursuant to these provisions. There is no sinking or analogous fund in the Mortgage.

Cash deposited under any provisions of the Mortgage may be applied (with specific exceptions) to the redemption or repurchase of bonds of any series. (Section 7.03, Article XII and Section 13.06)

Security and Priority

If bonds will be issued under the Mortgage and secured by a first mortgage lien on certain utility property owned from time to time by us and/or Class ‘‘A’’ Bonds, if any, held by the Mortgage Trustee.

There are excepted from the lien of the Mortgage all cash and securities (except those specifically deposited); equipment, materials or supplies held for sale or other disposition; any fuel and similar consumable materials and supplies; automobiles, other vehicles, aircraft and vessels; timber, minerals, mineral rights and royalties; receivables, contracts, leases and operating agreements; electric energy, gas, water, steam and other products for sale, distribution or other use; natural gas wells; gas transportation lines or other property used in the sale of natural gas to customers or to a natural gas distribution or pipeline company, up to the point of connection with any distribution system; our interest in the Wyodak Facility; and all properties that have been released from the discharged Mortgages and Deeds of Trust, as supplemented, of Pacific Power & Light Company and Utah Power & Light Company and that PacifiCorp, a Maine corporation, or Utah Power & Light Company, a Utah corporation, contracted to dispose of, but title to which had not passed at the date of the Mortgage. The lien of the Mortgage is also subject to Excepted Encumbrances, including tax and construction liens, purchase money liens and other specific exceptions. We have reserved the right, without any consent or other action by holders of bonds of the Eighth Series or any subsequently created series of bonds, to amend the Mortgage in order to except from the lien of the Mortgage allowances allocated to steam-electric generating plants owned by us, or in which we have interests, pursuant to Title IV of the Clean Air Act Amendments of 1990, as now in effect or as hereafter supplemented or amended.

The Mortgage contains provisions subjecting after-acquired property to the lien thereof. These provisions may be limited, at our option, in the case of consolidation or merger (whether or not we are the surviving corporation), conveyance or transfer of all or substantially all of the utility property of another electric utility company to us or sale of substantially all of our assets. (Section 18.03) In addition, after-acquired property may be subject to a Class ‘‘A’’ Mortgage, purchase money mortgages and other liens or defects in title.

The Mortgage provides that the Mortgage Trustee shall have a lien upon the mortgaged property, prior to the holders of bonds, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (Section 19.09)

Issuance of Additional Bonds

The maximum principal amount of bonds that may be issued under the Mortgage is not limited. Bonds of any series may be issued from time to time on the basis of:

(1)	70% of qualified Property Additions after adjustments to offset retirements;

(2)	Class ‘‘A’’ Bonds (which need not bear interest) delivered to the Mortgage Trustee;

(3)	retirement of bonds or certain prior lien bonds; and/or

(4)	deposits of cash.

With certain exceptions in the case of clauses (2) and (3) above, the issuance of bonds is subject to our Adjusted Net Earnings for 12 consecutive months out of the preceding 15 months, before income taxes, being at least twice the Annual Interest Requirements on all bonds at the time outstanding, all outstanding Class ‘‘A’’ Bonds held other than by the Mortgage Trustee or by us, and all other indebtedness secured by a lien prior to the lien of the Mortgage. In general, interest on variable interest bonds, if any, is calculated using the rate then in effect. (Section 1.07 and Articles IV through VII)

Property Additions generally include electric, gas, steam and/or hot water utility property but not fuel, securities, automobiles, other vehicles or aircraft, or property used principally for the production or gathering of natural gas. (Section 1.04)

The issuance of bonds on the basis of Property Additions subject to prior liens is restricted. Bonds may, however, be issued against the deposit of Class ‘‘A’’ Bonds. (Sections 1.04 through 1.06 and Articles IV and V)

Release and Substitution of Property

Property subject to the lien of the Mortgage may be released upon the basis of:

(1)	the release of that property from the lien of a Class ‘‘A’’ Mortgage;

(2)	the deposit of cash or, to a limited extent, purchase money mortgages;

(3)	Property Additions, after making adjustments for certain prior lien bonds outstanding against Property Additions; and/or

(4)	waiver of the right to issue bonds.

Cash may be withdrawn upon the bases stated in (1), (3) and (4) above. Property that does not constitute Funded Property, as defined in Section 1.05 of the Mortgage, may be released without substituting other Funded Property. Similar provisions are in effect as to cash proceeds from such property. The Mortgage contains special provisions with respect to certain prior lien bonds deposited and disposition of moneys received on deposited prior lien bonds. (Sections 1.05, 7.02, 9.05, 10.01 through 10.04 and 13.03 through 13.09)

Merger or Consolidation

The Mortgage provides that in the event of the merger or consolidation of another electric utility company with or into us or the conveyance or transfer to us by another electric utility company of all or substantially all of that company’s property that is of the same character as Property Additions, as defined in the Mortgage, an existing mortgage constituting a first lien on operating properties of that other company may be designated by us as a Class ‘‘A’’ Mortgage. (Section 11.06) Bonds thereafter issued pursuant to the additional mortgage would be Class ‘‘A’’ Bonds and could provide the basis for the issuance of bonds under the Mortgage.

Certain Covenants

The Mortgage contains a number of covenants by us for the benefit of the holders of the bonds, including provisions requiring us to maintain the mortgaged property as an operating system or systems capable of engaging in all or any of the generating, transmission, distribution or other utility businesses described in the Mortgage. (Article IX)

Dividend Restrictions

The Mortgage provides that we may not declare or pay dividends (other than dividends payable solely in shares of our common stock) on any shares of our common stock if, after giving effect to the declaration or payment, we would not be able to pay our debts as they become due in the usual course of business. (Section 9.07) Reference is made to the notes to the audited consolidated financial statements included in our Annual Report on Form 10-K incorporated by reference herein for information relating to other restrictions.

Foreign Currency Denominated Bonds

The Mortgage authorizes the issuance of bonds denominated in foreign currencies, provided that we deposit with the Mortgage Trustee a currency exchange agreement with an entity having, at the time of the deposit, a financial rating at least as high as our financial rating that, in the opinion of an independent expert, gives us at least as much protection against currency exchange fluctuation as is usually obtained by similarly situated borrowers. (Section 2.03) We believe that this type of currency exchange agreement will provide effective protection against currency exchange fluctuations. However, if the other party to the exchange agreement defaults and the foreign currency is valued higher at the date of maturity than at the date of issuance of the relevant bonds, holders of those bonds would have a claim on our assets that is greater than the claim to which holders of dollar-denominated bonds issued at the same time would be entitled.

The Mortgage Trustee

The Bank of New York may act as a lender, trustee or agent under other agreements and indentures involving us and our affiliates.

Modification

The rights of bondholders may be modified with the consent of holders of 60% of the bonds, or, if less than all series of bonds are adversely affected, the consent of the holders of 60% of the series of bonds adversely affected. In general, no modification of the terms of payment of principal, premium, if any, or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any bondholder without the consent of the holder. (Section 21.07)

Unless there is a Default under the Mortgage, the Mortgage Trustee generally is required to vote Class ‘‘A’’ bonds held by it with respect to any amendment of the applicable Class ‘‘A’’ Mortgage proportionately with the vote of the holders of all Class ‘‘A’’ Bonds then actually voting. (Section 11.03)

Defaults and Notice Thereof

‘‘Defaults’’ are defined in the Mortgage as:

(1)	default in payment of principal;

(2)	default for 60 days in payment of interest or an installment of any fund required to be applied to the purchase or redemption of any bonds;

(3)	default in payment of principal or interest with respect to certain prior lien bonds;

(4)	certain events in bankruptcy, insolvency or reorganization;

(5)	default in other covenants for 90 days after notice; or

(6)	the existence of any default under a Class ‘‘A’’ Mortgage that permits the declaration of the principal of all the bonds secured by the Class ‘‘A’’ Mortgage and the interest accrued thereupon due and payable. (Section 15.01)

An effective default under any Class ‘‘A’’ Mortgage or under the Mortgage will result in an effective default under all those mortgages. The Mortgage Trustee may withhold notice of default (except in payment of principal, interest or funds for retirement of bonds) if it determines that it is not detrimental to the interests of the bondholders. (Section 15.02)

The Mortgage Trustee or the holders of 25% of the bonds may declare the principal and interest due and payable on Default, but a majority may annul the declaration if the Default has been cured. (Section 15.03) No holder of bonds may enforce the lien of the Mortgage without giving the Mortgage Trustee written notice of a Default and unless the holders of 25% of the bonds have requested the Mortgage Trustee to act and offered it reasonable opportunity to act and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred thereby and the Mortgage Trustee shall have failed to act. (Section 15.16) The holders of a majority of the bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Mortgage Trustee or exercising any trust or power conferred on the Mortgage Trustee. (Section 15.07) The Mortgage Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that repayment is not reasonably assured. (Section 19.08)

Defeasance

Under the terms of the Mortgage, we will be discharged from any and all obligations under the Mortgage in respect of the bonds of any series if we deposit with the Mortgage Trustee, in trust, moneys or government obligations, in an amount sufficient to pay all the principal of, premium (if any) and interest on, the bonds of those series or portions thereof, on the redemption date or maturity date thereof, as the case may be. The Mortgage Trustee need not accept the deposit unless it is accompanied by an opinion of counsel to the effect that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or, (b) since the date of the Mortgage, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon the opinion of counsel shall confirm that, the holders of the bonds or the right of payment of interest thereon (as the case may be) will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, and/or ensuing discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if the deposit, and/or discharge had not occurred. (Section 20.02)

Upon the deposit, our obligation to pay the principal of (and premium, if any) and interest on those bonds shall cease, terminate and be completely discharged and the holders of such bonds shall thereafter be entitled to receive payment solely from the funds deposited. (Section 20.02)

DESCRIPTION OF UNSECURED DEBT SECURITIES

General

The Unsecured Debt Securities may be issued from time to time in one or more series under an indenture or indentures (each, an ‘‘Indenture’’), between us and the trustees named below, or other bank or trust company to be named as trustee (each, an ‘‘Indenture Trustee’’). The Unsecured Debt Securities will be our unsecured obligations. If so provided in the prospectus supplement, the Unsecured Debt Securities will be our subordinated obligations (‘‘Subordinated Debt Securities’’). Except as may otherwise be described in the prospectus supplement, Subordinated Debt Securities will be issued under the Indenture, dated as of May 1, 1995, as supplemented (the ‘‘Subordinated Indenture’’), between us and The Bank of New York, as Trustee. Except as may otherwise be described in the prospectus supplement, Unsecured Debt Securities other than Subordinated Debt Securities will be issued under an Indenture, dated as of September 1, 1996 (the ‘‘Unsecured Indenture’’), between us and The Bank of New York (as successor trustee to The Chase Manhattan Bank), as Trustee. Except as otherwise specified herein, the term ‘‘Indenture’’ includes the Subordinated Indenture and the Unsecured Indenture.

The following summary is subject to the provisions of and is qualified by reference to the Indenture, which is filed as an exhibit to or incorporated by reference in the registration statement. Whenever particular provisions or defined terms in the Indenture are referred to herein, those provisions or defined terms are incorporated by reference herein. Section and Article references used herein are references to provisions of the Indenture unless otherwise noted.

The Indenture provides that Unsecured Debt Securities may be issued from time to time in one or more series pursuant to an indenture supplemental to the Indenture or a resolution of our Board. (Section 2.01) The Indenture does not limit the aggregate principal amount of Unsecured Debt Securities which may be issued thereunder. Our Third Restated Articles of Incorporation (the ‘‘Restated Articles’’) limit the amount of unsecured debt that we may issue to the equivalent of 30% of the total of all secured indebtedness and total equity. On June 17, 1999, a majority of the holders of the three classes of PacifiCorp preferred stock (the ‘‘Preferred Stock’’), voting together as a single class, consented to an increase of $5 billion in the amount of unsecured indebtedness permitted under the Restated Articles. The Indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of Unsecured Debt Securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control.

Reference is made to the prospectus supplement which will accompany this prospectus for the following terms of the series of Unsecured Debt Securities being offered thereby:

•	the specific title of those Unsecured Debt Securities;

•	any limit on the aggregate principal amount of those Unsecured Debt Securities;

•	the date or dates on which the principal of those Unsecured Debt Securities is payable;

•	the rate or rates at which those Unsecured Debt Securities will bear interest or the manner of calculation of the rate or rates;

•	the date or dates from which any interest shall accrue, the interest payment dates on which any interest will be payable or the manner of determination of interest payment dates and the record dates for the determination of holders to whom interest is payable on any interest payment dates;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which those Unsecured Debt Securities may be redeemed, in whole or in part, at our option;

•	our obligation, if any, to redeem or purchase those Unsecured Debt Securities pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the period or periods, the price or prices at which and the terms and conditions upon which those Unsecured Debt Securities shall be redeemed or purchased, in whole or part, pursuant to that obligation;

•	the form of those Unsecured Debt Securities;

•	if other than denominations of $1,000 (except with respect to Subordinated Debt Securities issued pursuant to the Subordinated Indenture, in which case other than denominations of $25) or, in either case, any integral multiple thereof, the denominations in which those Unsecured Debt Securities shall be issuable; and

•	any and all other terms with respect to those series. (Section 2.01)

For Subordinated Debt Securities issued pursuant to the Subordinated Indenture, the applicable prospectus supplement will also describe (a) the right, if any, to extend the interest payment periods and the duration of that extension and (b) the subordination terms of the Subordinated Debt Securities to the extent the subordination terms vary from those described under ‘‘—Subordination’’ below.

Subordination

The Subordinated Indenture provides that Subordinated Debt Securities are subordinate and junior in right of payment to the prior payment in full of all of our Senior Indebtedness (as defined below) as provided in the Subordinated Indenture. No payment of principal of (including redemption and sinking fund payments), or premium, if any, or interest on, the Subordinated Debt Securities may be made if any Senior Indebtedness is not paid when due, any applicable grace period with respect to that default has ended and that default has not been cured or waived, or if the maturity of any Senior Indebtedness has been accelerated because of a default. Upon payment by us or any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due on all Senior Indebtedness must be paid in full before the holders of the Subordinated Debt Securities are entitled to receive or retain any payment. The rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debt Securities (including the Subordinated Debt Securities to be offered hereby) are paid in full. (Sections 14.01 to 14.04 of the Subordinated Indenture)

The term ‘‘Senior Indebtedness’’ shall mean the principal of and premium, if any, and interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred, created or assumed:

(1)	all of our indebtedness evidenced by notes (including indebtedness owed to banks), debentures, bonds or other securities sold by us for money;

(2)	all indebtedness of others of the kinds described in the preceding clause (1) assumed by or guaranteed in any manner by us or in effect guaranteed by us through an agreement to purchase, contingent or otherwise; and

(3)	all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (1) and (2);

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with the Subordinated Debt Securities. The Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions contained in the Subordinated Indenture irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness. (Section 1.01 of the Subordinated Indenture)

The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness which may be issued.

As the Subordinated Debt Securities will be issued by us, the Subordinated Debt Securities effectively will be subordinate to all obligations of our subsidiaries, and the rights of our creditors, including holders of bonds issued under the Mortgage, Subordinated Debt Securities and any other Unsecured Debt Securities issued by us, to participate in the assets of the subsidiaries upon liquidation or reorganization, and will be junior to the rights of the holders of all preferred stock, indebtedness and other liabilities of the subsidiaries, which may include trade payables, obligations to banks under credit facilities, guarantees, pledges, support arrangements, bonds, capital leases, notes and other obligations.

Certain Covenants of the Company

If, with respect to Subordinated Debt Securities issued pursuant to the Subordinated Indenture, there shall have occurred any event that would, with the giving of notice or the passage of time, or both, constitute an Event of Default under the Indenture, as described under ‘‘—Events of Default’’ below, or we exercise our option to extend the interest payment period described in clause (a) in the last sentence under ‘‘—General’’ above, we will not, until all defaulted interest on the Subordinated Debt Securities and all interest accrued on the Subordinated Debt Securities during any extended interest payment period described above and all principal and premium, if any, then due and payable on the Subordinated Debt Securities shall have been paid in full:

(i) declare, set aside or pay any dividend or distribution on any of our capital stock, including the Common Stock, except for dividends or distributions in shares of our capital stock or in rights to acquire shares of our capital stock; or

(ii) repurchase, redeem or otherwise acquire, or make any sinking fund payment for the purchase or redemption of, any shares of our capital stock (except by conversion into or exchange for shares of our capital stock and except for a redemption, purchase or other acquisition of shares of our capital stock made for the purpose of an employee incentive plan or benefit plan of ours or any of our subsidiaries and except for mandatory redemption or sinking fund payments with respect to any series of Preferred Stock that are subject to mandatory redemption or sinking fund requirements, provided that the aggregate stated value of all series of Preferred Stock outstanding at the time of any payment does not exceed five percent of the aggregate of (a) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by us and then outstanding and (b) our capital and surplus to be stated on our books of account after giving effect to the payment); provided, however, that any moneys deposited in any sinking fund and not in violation of this provision may thereafter be applied to the purchase or redemption of the Preferred Stock in accordance with the terms of the sinking fund without regard to the restrictions contained in this provision. (Section 4.06 of the Subordinated Indenture)

Form, Exchange, Registration and Transfer

Each series of Unsecured Debt Securities will be issued in registered form and, unless otherwise specified in the applicable prospectus supplement, will be represented by one or more global certificates. If not represented by one or more global certificates, Unsecured Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of Unsecured Debt Securities and referred to in an applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. The transfer or exchange will be effected upon the registrar or the transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. (Section 2.05) If a prospectus supplement refers to any transfer agent (in addition to the registrar) initially designated by us with respect to any series of Unsecured Debt Securities, we may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for that series. (Section 4.02) We may at any time designate additional transfer agents with respect to any series of Unsecured Debt Securities. The Unsecured Debt Securities may be transferred or exchanged without service charge, other than any tax or governmental charge imposed in connection therewith. (Section 2.05)

In the event of any redemption in part, we shall not be required to (i) issue, register the transfer of or exchange any Unsecured Debt Security during a period beginning at the opening of business 15 days before any selection for redemption of Unsecured Debt Securities of like tenor and of the series of which that Unsecured Debt

Security is a part, and ending at the close of business on the earliest date in which the relevant notice of redemption is deemed to have been given to all holders of Unsecured Debt Securities of like tenor and of that series to be redeemed, or (ii) register the transfer of or exchange any Unsecured Debt Securities so selected for redemption, in whole or in part, except the unredeemed portion of any Unsecured Debt Security being redeemed in part. (Section 2.05)

Payment and Paying Agents

Unless otherwise indicated in the prospectus supplement or the Unsecured Debt Securities are represented by one or more global certificates (see ‘‘Book-Entry Issuance’’), payment of principal of and premium (if any) on any Unsecured Debt Security will be made only against surrender to the Paying Agent of that Unsecured Debt Security. Unless otherwise indicated in the prospectus supplement or unless the Unsecured Debt Securities are represented by one or more global certificates, principal of and any premium and interest, if any, on Unsecured Debt Securities will be payable, subject to any applicable laws and regulations, at the office of the Paying Agent or Paying Agents as we may designate from time to time, except that at our option payments on the Unsecured Debt Securities may be made:

•	by checks mailed by the Indenture Trustee to the holders entitled thereto at their registered addresses as specified in the Register for those Unsecured Debt Securities; or

•	to a holder of $1,000,000 or more in aggregate principal amount of those Unsecured Debt Securities who has delivered a written request to the Indenture Trustee at least 14 days prior to the relevant payment date electing to have payments made by wire transfer to a designated account in the United States, by wire transfer of immediately available funds to the designated account;

provided that, in either case, the payment of principal with respect to any Unsecured Debt Security will be made only upon surrender of that Unsecured Debt Security to the Indenture Trustee. Unless otherwise indicated in the prospectus supplement, payment of interest on an Unsecured Debt Security on any Interest Payment Date will be made to the person in whose name that Unsecured Debt Security (or Predecessor Security) is registered at the close of business on the Regular Record Date for that interest payment. (Sections 2.03 and 4.03)

We will act as Paying Agent with respect to the Unsecured Debt Securities. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for each series of the respective Unsecured Debt Securities. (Sections 4.02 and 4.03)

All moneys paid by us to a Paying Agent for the payment of the principal of or premium, if any, or interest on any Unsecured Debt Security of any series that remain unclaimed at the end of two years after that principal, premium, if any, or interest shall have become due and payable will be repaid to us and the holder of that Unsecured Debt Security will thereafter look only to us for payment thereof. (Section 11.06)

Agreed Tax Treatment

The Subordinated Indenture provides that each holder of a Subordinated Debt Security, each person that acquires a beneficial ownership interest in a Subordinated Debt Security and we agree that for United States federal, state and local tax purposes it is intended that the Subordinated Debt Security constitutes indebtedness. (Section 13.12 of the Subordinated Indenture)

Modification of the Indenture

The Indenture contains provisions permitting us and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the Unsecured Debt Securities of each series which are affected by the modification, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of Unsecured Debt Securities; provided that no modification may, without the consent of the holder of each outstanding Unsecured Debt Security affected thereby:

•	extend the fixed maturity of any Unsecured Debt Securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•	reduce the percentage of Unsecured Debt Securities, the holders of which are required to consent to a supplemental indenture; or

•	in the case of the Unsecured Indenture, reduce the percentage of Unsecured Debt Securities, the holders of which are required to waive any default and its consequences or modify any provision of the Indenture relating to the percentage of Unsecured Debt Securities (except to increase the percentage) required to rescind and annul any declaration of principal due and payable upon an Event of Default. (Section 9.02)

In addition, we and the Indenture Trustee may execute, without the consent of any holder of Unsecured Debt Securities (including the Unsecured Debt Securities being offered hereby), any supplemental indenture for some other usual purposes, including the creation of any new series of Unsecured Debt Securities. (Sections 2.01, 9.01 and 10.01)

Events of Default

The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an ‘‘Event of Default’’ with respect to each series of Unsecured Debt Securities:

•	default for 30 days (except with respect to Subordinated Debt Securities issued under the Subordinated Indenture, in which case default for 10 days) in payment of interest;

•	default in payment of principal or premium, if any;

•	default in other covenants (other than those specifically relating to one or more other series) for 90 days after notice; or

•	specified events in bankruptcy, insolvency or reorganization. (Section 6.01)

The holders of a majority in aggregate outstanding principal amount of any series of the Unsecured Debt Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee for that series. (Section 6.06) The applicable Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of the Unsecured Debt Securities may declare the principal due and payable immediately upon an Event of Default with respect to that series, but the holders of a majority in aggregate outstanding principal amount of that series may annul the declaration and waive the Event of Default if it has been cured and a sum sufficient to pay all matured installments of interest and principal and any premium has been deposited with the Indenture Trustee. (Sections 6.01 and 6.06)

The holders of a majority in aggregate outstanding principal amount of all series of the Unsecured Debt Securities issued under the Indenture and affected thereby may, on behalf of the holders of all the Unsecured Debt Securities of those series, waive any past default, except a default in the payment of principal, premium, if any, or interest. (Section 6.06) We are required to file annually with the applicable Indenture Trustee a certificate as to whether or not we are in compliance with all the conditions and covenants under the Indenture. (Section 5.03(d))

No holder of an Unsecured Debt Security has any right by virtue or by availing of any provision of the Indenture to institute any suit, action or proceeding upon or under or with respect to the Indenture unless such holder previously has given written notice to the Indenture Trustee of an Event of Default with respect to Unsecured Debt Securities of that series and unless the holders of not less than 25% in aggregate principal amount of the Unsecured Debt Securities of such series then outstanding have made written request upon the Indenture Trustee to institute such action, suit or proceeding in its own name as trustee and have offered to the Indenture Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred, and the Indenture Trustee has failed to institute any such action, suit or proceeding for 60 days after its receipt of such notice, request and offer of indemnity. (Section 6.04)

No holder of an Unsecured Debt Security of a specific series has any right in any manner whatsoever by virtue or by availing of any provision of the Indenture to affect, disturb or prejudice the rights of the holders of any other Unsecured Debt Securities of that series, or to obtain or seek to obtain priority over or preference to any other holder of Unsecured Debt Securities of that series, or to enforce any right under the Indenture, except in the manner provided and for the equal, ratable and common benefit of all holders of Unsecured Debt Securities of that series. (Section 6.04)

Consolidation, Merger and Sale

The Indenture does not contain any covenant which restricts our ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of our assets to any person, firm or corporation or otherwise engage in restructuring transactions. (Section 10.01)

Defeasance and Discharge

Under the terms of the Indenture, we will be discharged from any and all obligations under the Indenture in respect of the Unsecured Debt Securities of any series (except in each case for specific obligations to register the transfer or exchange of Unsecured Debt Securities, replace stolen, lost or mutilated Unsecured Debt Securities, maintain paying agencies and hold moneys for payment in trust) if we deposit with the Indenture Trustee, in trust, moneys or government obligations, in an amount sufficient to pay all the principal of, and interest on, the Unsecured Debt Securities of that series on the dates those payments are due in accordance with the terms of those Unsecured Debt Securities and, if, among other things, those Unsecured Debt Securities are not due and payable, or are not to be called for redemption, within one year, we deliver to the Indenture Trustee an Opinion of Counsel to the effect that the holders of Unsecured Debt Securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and discharge had not occurred.

In addition to discharging those obligations under the Indenture as stated above, if:

(1)	We deliver to the Indenture Trustee an opinion of counsel (in lieu of the opinion of counsel referred to above) to the effect that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or, since the date of the Indenture, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon the opinion of counsel shall confirm that, the holders of Unsecured Debt Securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if the deposit, defeasance and discharge had not occurred, and (b) the deposit shall not result in us, the Indenture Trustee or the trust resulting from the defeasance being deemed an investment company under the Investment Company Act of 1940, as amended; and

(2)	in the case of the Unsecured Indenture, no event or condition shall exist that would prevent us from making payments of the principal of (and premium, if any) or interest on the Unsecured Debt Securities on the date of the deposit or at any time during the period ending on the ninety-first day after the date of the deposit (it being understood that this condition shall not be deemed satisfied until the expiration of that period), then, in that event, we will be deemed to have paid and discharged the entire indebtedness on the Unsecured Debt Securities of that series.

In the event of any defeasance and discharge of Unsecured Debt Securities of a series, holders of Unsecured Debt Securities of that series would be able to look only to the trust fund for payment of principal of (and premium, if any) and interest, if any, on the Unsecured Debt Securities of that series. (Sections 11.01, 11.02 and 11.03 of the Indenture)

Governing Law

The Indenture and the Unsecured Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 13.04)

Information Concerning the Indenture Trustee

The Indenture Trustee, prior to default, undertakes to perform only those duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent person would exercise in the conduct of his or her own affairs. (Section 7.01) Subject to that provision, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Unsecured Debt Securities, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred thereby. (Section 7.02) The Indenture Trustee is entitled, in the absence of bad faith on the part of the Indenture Trustee, to rely on the truthfulness of statements and the correctness of opinions expressed in certificates or opinions furnished to it, is not subject to liability for errors of judgment made by its officers in good faith, and is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (Section 7.01)

Miscellaneous

We will have the right at all times to assign any of our rights or obligations under the Indenture to any of our direct or indirect wholly-owned subsidiaries; provided that, in the event of any assignment, we will remain liable for all obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto. (Section 13.11 of the Subordinated Indenture and Section 13.10 of the Unsecured Indenture).

BOOK-ENTRY ISSUANCE

Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company (‘‘DTC’’) will act as securities depositary for each series of the Additional Bonds and the Unsecured Debt Securities. The Additional Bonds and the Unsecured Debt Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully-registered global certificates will be issued for the Additional Bonds and the Unsecured Debt Securities, representing the aggregate principal amount of each series of Additional Bonds or the aggregate principal amount of each series of Unsecured Debt Securities, respectively, and will be deposited with DTC or its custodian. If, however, the aggregate principal amount of any issue exceeds $500,000,000, one certificate will be issued with respect to each $500,000,000 of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such issue.

DTC is a limited purpose trust company organized under the New York Banking Law, a ‘‘banking organization’’ within the meaning of the New York Banking Law, a member of the Federal Reserve System, a ‘‘clearing corporation’’ within the meaning of the New York Uniform Commercial Code, and a ‘‘clearing agency’’ registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (‘‘Direct Participants’’) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and some other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (‘‘DTCC’’), which, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (‘‘Indirect Participants’’, and together with Direct Participants, ‘‘Participants’’). DTC has Standard & Poor’s highest rating: AAA. The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of Additional Bonds or Unsecured Debt Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Additional Bonds or Unsecured Debt Securities on DTC’s records. The ownership interest of each actual purchaser of each Additional Bond and each Unsecured Debt Security (‘‘Beneficial Owner’’) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Additional Bonds or Unsecured Debt Securities. Transfers of ownership interests in the Additional Bonds or Unsecured Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Additional Bonds or Unsecured Debt Securities, except in the event that use of the book-entry system for the Additional Bonds or Unsecured Debt Securities is discontinued.

To facilitate subsequent transfers, all Additional Bonds or Unsecured Debt Securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Additional Bonds or Unsecured Debt Securities with DTC and their registration in the name of Cede & Co. or such other nominee does not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Additional Bonds or Unsecured Debt Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts those Additional

Bonds or Unsecured Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Additional Bonds or Unsecured Debt Securities may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Securities, such as redemptions, tenders, defaults, and proposed amendments to the security documents. For example, Beneficial Owners of Additional Bonds or Unsecured Debt Securities may wish to ascertain that the nominee holding the Additional Bonds or Unsecured Debt Securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

Redemption notices shall be sent to Cede & Co. as the registered holder of the Additional Bonds or Unsecured Debt Securities. If less than all of the Additional Bonds or Unsecured Debt Securities are being redeemed, DTC will determine the amount of the interest of each Direct Participant to be redeemed in accordance with its procedures, which, for the Additional Bonds and Unsecured Debt Securities that are not Subordinated Debt Securities, will be by lot.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will itself consent or vote with respect to Additional Bonds or Unsecured Debt Securities unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy (the ‘‘Omnibus Proxy’’) to the Mortgage Trustee or the Indenture Trustee, as applicable, as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts those Additional Bonds or Unsecured Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the Additional Bonds or Unsecured Debt Securities will be made by the Mortgage Trustee and the Indenture Trustee, respectively, to Cede & Co. or such other nominee on behalf of us in immediately available funds. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information on payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of the Participant and not of DTC (or its nominee), the Mortgage Trustee, the Indenture Trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments on the Additional Bonds or Unsecured Debt Securities are the responsibility of the Mortgage Trustee or the Indenture Trustee, respectively, disbursement of the payments to Direct Participants is the responsibility of DTC, and disbursements of the payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Definitive certificates for the Additional Bonds or the Unsecured Debt Securities will be printed and delivered only if:

•	DTC (or any successor depositary) notifies us that DTC is unwilling or unable to continue as a depositary for the Additional Bonds or the Unsecured Debt Securities and we shall not have appointed a successor; or

•	we, in our sole discretion and subject to DTC’s procedures, determine to discontinue use of the book-entry system through DTC or any successor depositary.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We have no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell the Securities through underwriters, dealers or agents, or directly to one or more purchasers. The prospectus supplement with respect to the Securities being offered will set forth the specific terms of the offering of those Securities, including the name or names of any underwriters, dealers or agents, the purchase price of those Securities and the proceeds to us from the sale, any underwriting discounts, agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If we use underwriters to sell Securities, we will enter into an underwriting agreement with the underwriters. Those Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, at a fixed public offering price, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriter or underwriters with respect to a particular underwritten offering of Securities will be named in the prospectus supplement relating to that offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of the prospectus supplement. Any underwriting compensation paid by us to the underwriters or agents in connection with an offering of Securities, and any discounts, concessions or commissions allowed by underwriters to dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the Securities will be subject to specific conditions, and the underwriters will be obligated to purchase all of the offered Securities if any are purchased.

If a dealer is used in the sale of any Securities, we will sell those Securities to the dealer, as principal. The dealer may then resell the Securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer involved in a particular offering of Securities and any discounts or concessions allowed or reallowed or paid to the dealer will be set forth in the prospectus supplement relating to that offering.

The Securities may be sold directly by us or through agents designated by us from time to time. We will describe the terms of any direct sales in a prospectus supplement. Any agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of any of the Securities will be named, and any commissions payable by us to the agent will be set forth, in the prospectus supplement relating to that offer or sale. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment.

If so indicated in an applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by certain specified institutions to purchase Securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts (‘‘Contracts’’) providing for payment and delivery on a specified date or dates in the future. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject, and (ii) if the Securities are being sold to underwriters, we shall have sold to those underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

In connection with a particular underwritten offering of Securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the classes or series of Securities offered, including stabilizing transactions and syndicate covering transactions. A description of these activities, if any, will be set forth in the prospectus supplement relating to that offering.

Underwriters, dealers or agents and their associates may be customers of, engage in transactions with or perform services for us and our affiliates in the ordinary course of business.

We will indicate in a prospectus supplement the extent to which we anticipate that a secondary market for the Securities will be available. Unless we inform you otherwise in a prospectus supplement, we do not intend to apply for the listing of any series of the Securities on a national securities exchange. If the Securities of any series are sold to or through underwriters, the underwriters may make a market in such Securities, as permitted by applicable laws and regulations. No underwriter would be obligated, however, to make a market in the Securities, and any market-making could be discontinued at any time at the sole discretion of the underwriters. Accordingly, we cannot assure you as to the liquidity of, or trading markets for, the Securities of any series.

Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be ‘‘underwriters’’ within the meaning of, and any discounts and commissions received by them and any profit realized by them on resale of those Securities may be deemed to be underwriting discounts and commissions under, the Securities Act. Subject to some conditions, we may agree to indemnify the several underwriters, dealers or agents and their controlling persons against specific civil liabilities, including liabilities under the Securities Act, or to contribute to payments that person may be required to make in respect thereof.

During such time as we may be engaged in a distribution of the securities covered by this prospectus we are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes us, any affiliated purchasers and any broker-dealer or other person who participates in such distributing from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our securities.

LEGAL MATTERS

The validity of the Securities will be passed upon for us by Perkins Coie LLP, counsel to the Company, 1120 N.W. Couch Street, Tenth Floor, Portland, Oregon 97209.

EXPERTS

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended March 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited interim financial information for the periods ended June 30, 2006 and September 30, 2006, which are incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, has applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provision of Section 11 of the Securities Act of 1933 for their reports on unaudited interim financial information. Those reports are not ‘‘reports’’ or a ‘‘part’’ of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.